Exhibit 4.79

Share Pledge Agreement

This Share Pledge Agreement (this “Agreement”) is made by and between the following parties in Beijing, China on January 29, 2024:

Party A (“Pledgee”): Beijing iQIYI Optical Era Technology Co., Ltd.

Party B (“Pledgor”): GONG Yu (ID Card No.: ***)

Party C: Beijing iQIYI Yinhua Media Co., Ltd.

Whereas,

(1)
Party A, Party B and Party C and Party C’s subordinate companies and entities (“Subordinate Entities”) have respectively executed the agreements set forth in Schedule 1 hereto (collectively referred to as “Principal Contracts”);
(2)
Party B holds 50% shares in Party C. Party B intends to pledge such shares it holds in Party C with Party A to secure the performance of all the obligations under the Principal Contracts by Party B, Party C and Party C’s Subordinate Entities; Party A agrees to accept the above security interest.

Therefore, Party A, Party B and Party C reach the agreement as follows upon friendly negotiation for all the parties to observe:

1.
Pledge

Party B agrees to unconditionally and irrevocably pledge the 50% shares in Party C it holds (the “Pledged Shares”) with Party A, to secure the performance of all the obligations under the Principal Contracts by Party B, Party C and Party C’s Subordinate Entities.

2.
Scope of Security

The scope of security of the Pledged Shares hereunder covers all obligations or debts of Party B and/or Party C and Party C’s Subordinate Entities arising out of the Principal Contracts, including but not limited to the management and consulting service fees, interests, damages, compensation, costs for realizing the creditors’ rights, and damages and all the other payable incurred by Party A because of breaches by Party B and/or Party C and Party C’s Subordinate Entities, which arise out of the Principal Contracts and shall be paid to Party A by Party B and/or Party C and Party C’s Subordinate Entities. The scope of security hereunder shall be limited to the above creditors’ rights secured.

The parties confirm that, in the event that relevant market regulation authority requires clarification of the amount of creditors’ rights covered by the scope of security during the process of share pledge registration, only for the purpose of such registration, the parties agree to register the amount of the creditors’ rights hereunder as composed of the principal of RMB 50 million and the amount of all and any default liability and the amount of damages under relevant contracts.

The parties further confirm that the clarification of the above clarification for purpose of share pledge registration shall not impair or limit Party A’s rights or interests enjoyed as guarantee in accordance with relevant Principal Contracts and this Agreement.

3.
Share Pledge Period and Pledge Rights

The share pledge under this Agreement shall become effective upon registration with the market regulation administrative authority of Party C, and remain effective until all the Principal Contracts are completely performed, expire or are terminated (whichever is later). During the term of the Pledge, in the event that Party B, Party C or any Subordinate Entity fails to perform any obligation under any Principal Contract, Party A has the right to dispose of the Pledged Shares in accordance with this Agreement.

4.
Share Pledge Registration

Party B and Party C undertake to Party A that they shall record the share pledge on Party C’s register of members on the execution date of this Agreement. Party B and Party C shall deliver the share capital contribution certificate of Party B in Party C and the register of members to Party A for custody on the execution date of this Agreement. Party B and Party C further undertake to Party A that they shall complete the registration of the share pledge hereunder with the corresponding market regulation administrative authority and provide Party A with correspondence proof documents within thirty (30) days (or as soon as practicable) from the execution date of this Agreement (or the date when the relevant market regulation administrative authority begins to formally process the application for the share pledge registration, whichever is later).

5.
Exercise and Enforcement of Pledge
5.1.
If any of the following events (“Exercise Events”) occurs, Party A may elect to demand Party B or Party C to immediately and fully perform all the obligations hereunder, and the Pledge created hereunder may be exercised immediately:
(1)
Any representations, warranties or statements made by Party B, Party C or any Subordinate Entity hereunder or under any Principal Contracts are inconsistent, incorrect, untrue, or no longer correct or true; or Party B, Party C or any Subordinate Entity breaches or fails to comply with any obligation assumed or any undertaking or warranty made hereunder or under any Principal Contract; or
(2)
One or more obligations of Party B, Party C or any Subordinate Entity hereunder or under any Principal Contract are deemed illegal or invalid transaction; or
(3)
Party B or Party C materially breaches its obligations hereunder.
5.2.
If any of the above Exercise Events occurs, Party A or the third party designated by Party A may exercise the Pledge through purchasing at a discount, designating other parties to purchase at a discount, auction of or sale of the Pledged Shares. Party A may exercise the Pledge hereunder without first exercising other security or rights, or taking other measures or procedures against Party B and/or Party C or any other person.
6.
Undertaking and Warranties of Party B and Party C
6.1.
During the term of this Agreement, Party B and Party C hereby undertake and warrant to Party A jointly and severally that:
(1)
Party B is the legal owner of the Pledged Shares which are free of any ownership dispute that has occurred or is likely to occur. Party B is entitled to dispose of the Pledged Shares or any part of them, and such disposal right is not under any third party restriction. Except by the provisions hereof, Party B has not created any other pledge or third party interest over the Pledged Shares.
(2)
Unless with Party A’s prior written consent, Party B and Party C shall not transfer the Pledged Shares, or create or allow the existence of any security interest over the Pledged Shares, except that otherwise agreed by all the parties.
(3)
Party B and Party C shall comply with and follow the provisions of all the laws and regulations relating to pledge of rights, shall within five (5) days after receiving notice, direction or suggestion about the Pledge from relevant supervisory authorities, present Party A such notice, direction or suggestion. They shall follow such notice, direction or suggestion, or make objections and statements regarding the above matters according to Party A’s reasonable demand or with Party A’s consent.
(4)
Before having Party A’s prior written consent, Party B and Party C will not conduct, and will not cause or allow the Subordinate Entities to conduct, acts that may impair or harm or in other manners prejudice the value of the Pledged Shares or Party A’s Pledge, including:
(i)
Providing loans to any third party or assuming any debt;

(ii)
Transferring, selling or otherwise disposing of any asset or right to any third party, or appropriating or transferring any asset or fund of Party C or the Subordinate Entities;
(iii)
Providing security over their assets in favor of any third party;
(iv)
Assigning any right or obligation under any agreement they have or will have entered into to any third party;
(v)
Leasing, renting or disposing of any business license they have or will have obtained.

Party B and Party C shall notify Party A in writing of any event or act that may affect the value of the Pledged Shares or Party A’s Pledge within five (5) working days after they know such events or acts. Party A shall not be responsible for the reduction of value of the Pledged Shares, and Party B and Party C shall not make any claim or request against Party A for such reduction of value.

6.2.
Subject to the provisions of relevant laws and regulations of PRC, the share pledge hereunder is continuous and shall remain effective during the term of this Agreement. Even in the event that Party B or Party C becomes insolvent, is liquidated, loses capacity for conduct, or undergoes any change of organization or status, or any capital offset occurs among the parties, or any other event occurs, the share pledge hereunder shall not be affected.
6.3.
Party B agrees that, for the performance of this Agreement Party, Party A is entitled to dispose of the Pledge in the manner prescribed herein, and the exercise of Party A’s right over the Pledge in accordance with the provisions hereof shall not be interrupted or interfered with, through any legal procedure, by Party B or through Party B’s successors or principals or any other person.
6.4.
Party B and Party C warrant to Party A that, to protect or perfect the security hereunder for the debts under the Principal Contracts, they will honestly execute and cause other parties interested in the Pledge to execute all the rights certificates and deeds relating to the performance of this agreement, and/or cause other interested parties to conduct the acts demanded by Party A and relevant to the performance of this Agreement, and provide convenience for the exercise of the rights and authorities granted by this Agreement to Party A.
6.5.
Party B and Party C warrant to Party A that, to protect Party A’s interest, Party B shall comply with and perform all the warranties, undertakings, agreements, representations and conditions. In the event that Party B and/or Party C fail to perform their respective warranties, undertakings, agreements, representations and conditions, Party B and/or Party C shall indemnify all the losses therefore suffered by Party A.
6.6.
During the term of this Agreement, in the event that Party B subscribes for any new registered capital in Party C (including the increased registered capital converted from the reserved or undistributed profits) (the “New Shares”), such New Shares shall automatically become the Pledged Shares hereunder, and Party B shall complete or cause to complete, within ten (10) working days after obtaining such New Shares, all the formalities necessary for creating pledge over such New Shares. In the event that Party B fail to complete the relevant formalities according to the preceding provisions, Party A shall have the right to immediately exercise the relevant pledge pursuant to the provisions of Article 5 herein.
7.
Assignment
7.1.
Party B has no right to gift or assign any right or obligation hereunder without Party A’s prior written consent.
7.2.
This Agreement shall be binding upon Party B and its successors, and shall be effective to Party A and its successors and assigns.
7.3.
Party A may assign all or any rights and obligations under the provisions of the Principal Contracts to any person (natural person/legal person) designated by it at any time. In such case, the assignee shall enjoy and assume such rights and obligations enjoyed and assumed by Party A hereunder, as if the assignee shall enjoy and assume as a party to this Agreement. When Party A assigns the rights and obligations under the provisions of the Principal Contracts, upon Party A’s request, Party B shall execute relevant agreements and/or documents regarding such assignment.
7.4.
When Party A is changed because of any assignment, the new parties to the Pledge shall execute a new pledge agreement, and conduct registration with the corresponding market regulation administrative authorities.
8.
Confidentiality

All provisions hereof and this Agreement itself are confidential information. Each party shall not disclose the confidential information to any third party other than the senior staff members, directors, employees, agents and professional consultants relating to this project; except the circumstances that the parties, pursuant to the provisions of law, are required to disclose the information relevant to this document to governments, the public or shareholders or submit this document to relevant authorities for record.

This Article 6 shall survive the modification, termination or rescission of this Agreement.

9.
Breaching Liabilities

In the event that one party fails to perform any obligation hereunder, or any representation or warranty of the Party hereunder is materially untrue or inaccurate, the party breaches this Agreement, and shall compensate for all losses of the other parties.

10.
Force Majeure

Where a force majeure event affects the performance of the Agreement, the party which encounters the force majeure shall immediately notify the other parties by way of telegraph, fax or other electronic means, and provide a written proof of the force majeure within fifteen (15) working days. Depending on the extent of the impact on the performance of this Agreement, all parties shall, by consultation, decide whether to terminate the Agreement or whether to partially exempt the performance obligations of this Agreement or whether to delay the performance of the Agreement.

11.
Miscellaneous
11.1.
This Agreement shall be governed by the laws of PRC. The parties shall resolve through amicable negotiation all disputes arising from the performance of this Agreement; in the event that the negotiation fails, the disputes shall be submitted to China International Economic and Trade Arbitration Commission for arbitration pursuant to the arbitral rules then effective of such arbitration institution. The place of arbitration shall be Beijing, the language of arbitration shall be Chinese, and the arbitration award shall be final and shall have binding force upon all the parties. Except for the part submitted to arbitration, the other parts of this Agreement shall remain effective. Subject to the provisions of the laws of PRC, the arbitrator or arbitrators may issue injunction orders over the shares in or assets of Party C (such as conducting of business or mandatory transfer of assets) or order other temporary remedies, or order the conduction of liquidation of Party C through arbitration. The parties agree that, subject to the laws of PRC, when waiting for the composition of the arbitral tribunal or in appropriate circumstances, courts with jurisdiction (including the courts in Hong Kong, at the place of registration and establishment of the company affiliated to Party A and proposed to be listed, at the place of registration of Party C, and at the places where the main assets of the company proposed to be listed or Party C are located) has the power to issue temporary measures to support the arbitral proceeding.
11.2.
This Agreement shall become effective when the parties sign and seal on the date first written above, and terminate when the obligations under the Principal Contracts are fully performed or discharged for whatever reason.
11.3.
This Agreement is made in Chinese. The number of copies is determined according to the number of the parties. Each party shall hold one copy, and the remaining copy shall be used for registration with the market regulation administrative authorities.

(signature page for the Share Pledge Agreement)

Party A: Beijing iQIYI Optical Era Technology Co., Ltd. (seal)
[Company seal is affixed]
/s/ Beijing iQIYI Optical Era Technology Co., Ltd.

Party B: GONG Yu

Signature: /s/ GONG Yu

Party C: Beijing iQIYI Yinhua Media Co., Ltd. (seal)
[Company seal is affixed]
/s/ Beijing iQIYI Yinhua Media Co., Ltd.

Schedule 1

List of Principal Contracts

1.
The Exclusive Management Consulting and Business Cooperation Agreement entered into by Party A, Party B, Party C and Party C’s Subordinate Entities on January 29, 2024.
2.
The Exclusive Share Purchase Agreement entered into by Party A, Party B, and Party C on January 29, 2024.
3.
The Power of Attorney executed by Party B on January 29, 2024.
4.
The Loan Agreement entered into by Party A and Party B on January 29, 2024.